Exhibit 99.1

Contacts:
Investors	Media
Kim Sutton Golodetz	Adam Handelsman
LHA	LHA
(212) 838-3777	(212) 838-3777
KGolodetz@lhai.com	AHandelsman@lhai.com

InVivo Therapeutics Announces Positive Preclinical Data in

Contusion Spinal Cord Injury Model

CAMBRIDGE, Mass. (September 21, 2011) – InVivo Therapeutics Holdings Corp. (OTC/BB: NVIV), a company focused on the development of groundbreaking technologies for the treatment of spinal cord injuries (SCI), today announced that in a rodent contusion model of SCI the Company’s proprietary biopolymer scaffold showed positive preliminary data that indicate a therapeutic effect. The technology tested was a biomaterial scaffold implant without drugs or cells and is the subject of a proposed 10-patient pilot study in humans in acute spinal cord injury, which the Company hopes to begin next year.

The data demonstrate evidence of efficacy with respect to decreased scarring, decreased lesion size, and increased neural survival following the implantation of the Company’s lead technology in an acute SCI model. The results are consistent with InVivo’s prior published peer-reviewed findings in hemisection models in both rodents and non-human primates.

“We are very excited that results from the most applicable injury model to humans, the contusion model, appear to confirm our findings in the hemisection model,” said Rick Layer, PhD, Research & Development Manager at InVivo Therapeutics.

Jonathan Slotkin, MD, Medical Director at InVivo Therapeutics, added, “I am looking forward to finalizing this analysis and to submitting the data to a peer-reviewed journal, as well as to presenting it at upcoming scientific meetings. These data provide further encouragement as we work with the FDA on our recently submitted application.”

About InVivo Therapeutics

InVivo Therapeutics Holdings Corp. is focused on utilizing polymers as a platform technology to develop treatments to improve function in individuals paralyzed as a result of traumatic spinal cord injury. The company was founded in 2005 on the basis of proprietary technology co-invented by Robert Langer, ScD. Professor at Massachusetts Institute of Technology, and Joseph P. Vacanti, M.D., who is affiliated with Massachusetts General Hospital.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of the federal securities laws. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to sell additional shares of common stock and warrants to purchase common stock at additional closings, the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology in connection with spinal cord injuries; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including our Form 10-K and Form 10-Qs and our current reports on Form 8-K. We do not undertake to update these forward-looking statements made by us.

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